Exhibit 99.2

CURRENT AIRCRAFT DELIVERY TABLE

As of December 31, 2006, we expect to operate a fleet of 96 Airbus A320 aircraft and 23 EMBRAER 190 aircraft. We will have on order 160 aircraft with options to acquire 149 additional aircraft, which are scheduled for delivery through 2015 (on a relatively even basis during each year) as follows:

	Firm(1)			Option
Year	Airbus A320	EMBRAER 190	End of Year Cumulative Total Fleet	Airbus A320	EMBRAER 190	End of Year Cumulative Total Fleet(2)
2007	12	10	141	—	—	141
2008	12	10	163	1	5	169
2009	16	10	189	4	8	207
2010	18	10	217	4	9	248
2011	18	10	245	6	11	293
2012	6	11	262	16	12	338
2013	—	11	273	18	14	381
2014	—	6	279	—	21	408
2015	—	—		—	20	428
	82	78		49	100

(1)	The total fleet included in the table above is likely to decrease as we plan to further reduce our growth through a combination of aircraft sales, assignments, and/or leases.

(2)	Assumes all options are exercised.